Exhibit 99.1

CORPORATE OFFICE

37	North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ACQUIRES LAND INSTRUMENTS INTERNATIONAL LIMITED
Acquisition Further Expands AMETEK’s High-End Analytical Instrument Platform

Paoli, PA, June 15, 2006 — AMETEK, Inc. (NYSE: AME) today announced it has acquired Land Instruments International Limited (“Land Instruments”), a global supplier of high-end analytical instrumentation. With its headquarters in Dronfield, United Kingdom, Land Instruments has annual sales of approximately £22 million ($41 million). It was acquired from an investor group led by 3i plc.

“Land Instruments is an excellent addition to our high-end process and analytical instruments business. It offers an extensive range of infrared temperature measurement, combustion efficiency and emissions monitoring instruments. With this acquisition, our high-end analytical instruments business now totals nearly $500 million in annualized sales,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Land Instruments offers a full range of on-line optical temperature measurement instrumentation for industrial applications, including spot thermometers, line scanners and thermal imagers. These instruments, which measure temperatures up to 3000 degrees Celsius, are widely used by the metal, glass and mineral processing industries. The addition of Land Instruments’ high temperature monitoring and control systems expands AMETEK’s on-line process monitoring capabilities, adding to our existing strengths in on-line composition and moisture analysis,” continued Mr. Hermance.

“In addition, Land Instruments’ combustion efficiency and environmental monitoring products, widely used in the power and process industries, nicely complement our existing Thermox® product line. Higher energy prices and ever more stringent environmental regulations are growth drivers for these instruments,” he concluded.

Land Instruments joins AMETEK as part of its Electronic Instruments Group (EIG) —a recognized leader in advanced monitoring, testing, calibrating, and display instruments for the process, aerospace, power, and industrial markets with worldwide sales in 2005 of approximately $809 million.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electric motors with annualized sales of approximately $1.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. Its objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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AMETEK ACQUIRES LAND INSTRUMENTS INTERNATIONAL LIMITED

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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